FIRST AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is entered into effective as of April 30, 2012 by and among Smart Kids Group, Inc., a Florida corporation (“Parent”), SKGI Acquisition Corp., a Nevada corporation and a wholly-owned subsidiary of Parent (“Acquisition Corp.”), and WMX Group, Inc., a Nevada corporation (the “Company”).

RECITALS

WHEREAS, the parties are parties to that certain Agreement and Plan of Merger dated April 30, 2012 (the “Original Agreement”);

WHEREAS, the Parties desire and believe it is in their best interests to amend and restate Section 3.1of the Original Agreement as set forth herein, effective as of the date of the Original Agreement, April 30, 2012.

NOW, THEREFORE, for good and adequate consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.  Section 3.1 of the Original Agreement is hereby amended and restated in its entirety as follows:

Section 3.1 Manner and Basis of Converting and Exchanging Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent or Acquisition Corp. or the holders of any outstanding shares of capital stock or other securities of the Company, Parent or Acquisition Corp.:

(a)                 Acquisition Corp. Stock. Each share of common stock, par value $0.001 per share, of Acquisition Corp. issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of capital stock, $0.001 par value per share, of the Surviving Corporation, such that Parent shall be the holder of all of the issued and outstanding shares of capital stock of the Surviving Corporation following the Merger.

(b)                 Company Common Stock. Shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be exchanged for the right to receive a pro-rata portion of a total of 106,084,609 shares of Parent Common Stock.

(c)                 Treasury Stock. Notwithstanding any provision of this Agreement to the contrary, each share of Company Capital Stock held in the treasury of the Company and each share of Company Capital Stock, if any, owned by Parent or any direct or indirect wholly-owned subsidiary of Parent immediately prior to the Effective Time shall be canceled in the Merger and shall not be converted or exchanged into the right to receive any shares of capital stock or other securities of Parent.

(d)                 No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in, or as a result of, the Merger. Any fractional shares of Parent Common Stock that a holder of record of Company Capital Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated. If a fractional share of Parent Common Stock results from such aggregation, the number of shares required to be issued to such record holder shall be rounded to the nearest whole number of shares of Parent Common Stock.

(e)                 Anti-Dilution Clause. The Parent will ensure that following the Effective Time, Mr. Thomas Guerriero will have a 95% non-dilutive equity interest and Mr. Richard Shergold will have a 1% non-dilutive equity interest in the Parent.

2. Other than as set forth herein, the terms and conditions of the Original Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have duly executed this Amendment as May 22, 2012.

COMPANY:

WMX Group, Inc.

By:	/s/ Thomas Guerriero
Name:	Thomas Guerriero
Title:	CEO

PARENT:

Smart Kids Group, Inc.

By:	/s/ Thomas Guerriero
Name:	Thomas Guerriero
Title:	CEO

ACQUISITION CORP.:

SKGI Acquisition Corp.

By:	/s/ Richard Shergold
Name:	Richard Shergold
Title:	President & CEO

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